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                                                                     Exhibit 5.1

                            MORRISON & FOERSTER LLP
                             Palo Alto, California


                                  May 4, 2000



BEA Systems, Inc.
2315 North First Street
San Jose, CA  95131

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed by BEA Systems, Inc. with the Securities and Exchange Commission (the "SEC") on May 4, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,000,000 shares of your common stock, $.001 par value (the "Common Stock") which will be issuable under the 2000 Non-Qualified Stock Incentive Plan (the "Plan").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                           /s/ Morrison & Foerster